UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 7, 2013
Date of Report (Date of earliest event reported)

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On May 7, 2013, Trinity Capital Corporation (the "Company"), the holding company for Los Alamos National Bank (the "Bank"), after consulting with the Federal Reserve, determined to defer its: (i) regularly scheduled interest payments on $26.8 million of junior subordinated debt securities (the "Subordinated Debt Securities") related to the trust preferred securities issued by three of its four statutory trust subsidiaries, Trinity Capital Trust III, Trinity Capital Trust IV and Trinity Capital Trust V; and (ii) quarterly cash dividend payments payable on May 15, 2013 on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A TARP Preferred Stock") and Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B TARP Preferred Stock") (collectively, the "TARP Preferred Stock").  The TARP Preferred Stock was originally issued to the U.S. Department of the Treasury (the "Treasury") in connection with the Company's participation in the TARP Capital Purchase Program.  The Treasury has subsequently sold the TARP Preferred Stock at auction to other investors.
Under the terms of the Subordinated Debt Securities, the Company is allowed to defer payments of interest for 20 consecutive quarterly periods without default or penalty, but such amounts will continue to accrue.  Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP Preferred Stock.
Under the terms of the TARP Preferred Stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years for the Series A TARP Preferred Stock, after which the dividend rate automatically increases to 9%, and at a rate of 9% for the Series B TARP Preferred Stock.  Dividend payments on the TARP Preferred Stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue.  If the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company's board of directors.  The Company previously deferred dividends and interest payments for an aggregate of three quarters.  The terms of the TARP Preferred Stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP Preferred Stock dividends are in arrears.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: May 7, 2013	By:	/s/ Steve W. Wells
Steve W. Wells